Exhibit 99-11: Independent Auditors' Consent - Ernst & Young LLP

Exhibit 99-11 - Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Prospectus and Statement of Additional Information of ReliaStar Select Variable Account and to the use of our report dated March 29, 2002, except for Note 21, as to which the date is September 26, 2002, with respect to the statutory basis financial statements of ReliaStar Life Insurance Company as of December 31, 2001 and 2000 and for the two years in the period ended December 31, 2001, and to the use of our report dated February 15, 2002, with respect to the statement of assets and liabilities of ReliaStar Select Variable Account as of December 31, 2001 and the related statement of operations for the year then ended and changes in net assets for each of the two years in the period then ended, included and incorporated by reference, respectively, in Post-Effective Amendment No. 14 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 33-69892) and related Prospectus of ReliaStar Select Variable Account.

/s/ Ernst & Young

Atlanta, Georgia
October 10, 2002